Exhibit 99.1

Insulet Reports Second Quarter 2015 Financial Results

Revenue of $75.6 Million Exceeds Expectations;
Strong Momentum Heading into Second Half of Year

Company Reaffirms Full Year 2015 Guidance

BILLERICA, MA - August 12, 2015 - Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the three months ended June 30, 2015.

Second Quarter Highlights and Recent Developments:

•	Second quarter financial results:

◦	Total revenue of $75.6 million exceeds Company's prior expectations of $67 to $70 million.

◦	U.S. OmniPod revenue of $44.7 million.

◦	International OmniPod revenue of $7.7 million.

◦	Drug Delivery revenue of $7.5 million.

◦	Neighborhood Diabetes revenue of $15.7 million.

•	Announced today appointment of Michael Spears, Vice President, Regulatory, Quality and Clinical Affairs, effective July 27, 2015.

•	Previously announced:

◦	Second quarter key executive appointments within the areas of engineering, global manufacturing and operations, legal and finance/accounting.

◦	Transition of Canadian distribution to direct model for OmniPod, effective July 7, 2015.

◦	Appointment of Dr. Jessica Hopfield to Insulet's Board of Directors, effective July 27, 2015.

“We are very pleased with our second quarter performance, which was better than expected,” said Patrick Sullivan, President and Chief Executive Officer. “Successful execution of our key initiatives and our new leadership team’s increased focus, sense of urgency and accountability are beginning to generate results. We are energized by the progress we are making and are excited about our future opportunities as we further increase adoption of OmniPod in the U.S. and international markets. Looking ahead, we believe we are well-positioned to continue our momentum and drive stronger top-line growth in the second half of the year.”

Second Quarter 2015 Financial Results:

Second quarter 2015 revenue increased 5% to $75.6 million, compared with $72.0 million in the second quarter of 2014.

Operating loss for the second quarter of 2015 was $12.4 million, compared with an operating loss of $5.3 million in the second quarter of 2014. This result was primarily driven by a 14% increase in operating expenses to $46.7 million compared with $41.0 million in the prior year. Included in operating expenses during the second quarter of 2015 and 2014 were charges of $3 million and $7 million, respectively, consisting primarily of severance related to recent management transitions in the second quarter of 2015 and a legal settlement in the second quarter of 2014.

Net loss for the second quarter of 2015 was $15.4 million, or $0.27 per share, compared with net loss of $29.1 million, or $0.53 per share, in the second quarter of 2014. Included in net loss during the second quarter of 2014 was a charge of $18.9 million related to an extinguishment of debt.

Guidance:

For the year ending December 31, 2015, the Company is reaffirming its revenue guidance of $305 to $320 million. For the third quarter of 2015, the Company is expecting revenue to be in the range of $82 to $85 million.

Conference Call:

Insulet will host a conference call at 4:30 p.m. (Eastern Time) on August 12, 2015 to discuss the financial results and outlook. To listen to the conference call, please dial (844) 831-3022 for domestic callers or (315) 625-6887 for international callers. The passcode is 10629554. A replay will be available two hours after the completion of the call by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 10629554. An online archive of the conference call will also be available by accessing the Investor Relations section of the Company's website at http://investors.insulet.com.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and a fully-automated cannula insertion. Insulet's subsidiary, Neighborhood Diabetes, is a leading distributor of diabetes products and supplies, delivered through a high touch customer service model. To read inspiring stories of people with diabetes living their lives to the fullest with OmniPod, visit our customer blog, Suite D: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts. For more information, please visit: http://www.myomnipod.com.

Forward-Looking Statement:

The 2015 financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Quarterly Report on Form 10-Q for the quarter ended

June 30, 2015. This press release contains forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its estimated revenue. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company's dependence on its principal product, the OmniPod System; Insulet's ability to reduce production costs and increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform laws; Insulet's ability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or third-party suppliers on which Insulet is dependent; the potential establishment of a competitive bid program for conventional insulin pumps; failure by Insulet to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Insulet to retain key supplier and payor partners; international business risks; Insulet's inability to secure and retain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod System; failure to retain key payor partners and their members; failure to retain and manage successfully Neighborhood Diabetes’ Medicare and Medicaid business; potential adverse effects resulting from competition; technological change and product innovation adversely affecting the Company's business; potential termination of Insulet's license to incorporate a blood glucose meter into the OmniPod System or its inability to enter into new license agreements; challenges to the future development of our non-insulin drug delivery business; Insulet's ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet's current or future products infringe or misappropriate the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet's contract manufacturers or component suppliers to comply with FDA's quality system regulations, the potential violation of federal or state laws prohibiting "kickbacks" or protecting the confidentiality of patient health information, or any challenge to or investigation into Insulet's practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates of our customer base; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet's competitors; potential future publication of articles or announcement of positions by diabetes associations or other organizations that are unfavorable to the OmniPod System; the concentration of substantially all of Insulet's operations at a single location in China and substantially all of Insulet's inventory at a single location in Massachusetts; Insulet's ability to attract and retain personnel; Insulet's ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions or investments in new businesses; Insulet's ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet's distribution network; Insulet's ability to successfully maintain effective internal control over financial reporting; the volatility of the trading price of Insulet's common stock; risks related to future sales of its common stock or the conversion of any of the Convertible Senior Notes; potential limitations on Insulet's ability to use its net operating loss carryforwards; anti-takeover provisions in its organizational documents; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 26, 2015 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations and Media Contact:

Deborah R. Gordon
Vice President, Investor Relations and Corporate Communications
(978) 600-7717
dgordon@insulet.com

INSULET CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
(Unaudited) (In thousands, except share and per share data)
Revenue	$75,588	$72,013	$136,803	$141,174
Cost of revenue	41,213	36,248	69,621	72,601
Gross profit	34,375	35,765	67,182	68,573
Operating expenses:
Research and development	12,069	6,677	20,276	13,456
General and administrative	12,856	19,512	28,685	33,771
Sales and marketing	21,811	14,856	39,212	28,512
Total operating expenses	46,736	41,045	88,173	75,739
Operating loss	(12,361)	(5,280)	(20,991)	(7,166)
Interest income	41	29	77	60
Interest expense	(3,075)	(3,975)	(6,268)	(8,464)
Other income (expense), net	—	(890)	5	(625)
Loss on extinguishment of long-term debt	—	(18,943)	—	(18,943)
Interest and other expense, net	(3,034)	(23,779)	(6,186)	(27,972)
Loss before income taxes	(15,395)	(29,059)	(27,177)	(35,138)
Income tax expense	(37)	(52)	(89)	(117)
Net loss	$(15,432)	$(29,111)	$(27,266)	$(35,255)
Net loss per share basic and diluted	$(0.27)	$(0.53)	$(0.48)	$(0.64)
Weighted-average number of shares outstanding	56,808,489	55,425,949	56,653,430	55,258,419

INSULET CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30, 2015	As of December 31, 2014
	(Unaudited)
	(In thousands, except share and per share data)
ASSETS
Current Assets
Cash and cash equivalents	$145,137	$151,193
Accounts receivable, net	31,826	39,882
Inventories, net	23,435	13,099
Prepaid expenses and other current assets	3,431	4,022
Total current assets	203,829	208,196
Property and equipment, net	42,040	37,069
Intangible assets, net	12,301	14,064
Goodwill	37,536	37,536
Other assets	4,687	5,291
Total assets	$300,393	$302,156
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$17,916	$14,659
Accrued expenses and other current liabilities	26,443	24,703
Deferred revenue	2,088	1,554
Current portion of capital lease obligations	6,235	3,380
Total current liabilities	52,682	44,296
Capital lease obligations	2,315	2,263
Long-term debt, net of discount	172,220	168,994
Other long-term liabilities	2,921	2,774
Total liabilities	230,138	218,327
Stockholders’ Equity
Preferred stock, $.001 par value	—	—
Common stock, $.001 par value	57	56
Additional paid-in capital	675,489	661,798
Accumulated deficit	(605,291)	(578,025)
Total stockholders’ equity	70,255	83,829
Total liabilities and stockholders’ equity	$300,393	$302,156